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                                                                   EXHIBIT 12(b)

                       WESTINGHOUSE ELECTRIC CORPORATION
               COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED
                        CHARGES AND PREFERRED DIVIDENDS

                                 (IN MILLIONS)

                                                               YEAR ENDED DECEMBER 31,
                                                   -----------------------------------------------
                                                   1993      1992      1991       1990       1989
                                                   -----     -----     -----     ------     ------
Income (loss) before income taxes and minority
  interest......................................   $(236)    $ 550     $ 496     $1,106     $1,013
Less: Equity in income (loss) of 50 percent or
  less owned affiliates.........................      (7)       (2)      (19)        (4)       (18)
Add: Dividends from affiliates..................      --        --         2         --          1
     Fixed charges excluding capitalized
  interest......................................     325       313       271        283        273
                                                   -----     -----     -----     ------     ------
Earnings as adjusted............................   $  96     $ 865     $ 788     $1,393     $1,305
                                                   -----     -----     -----     ------     ------
                                                   -----     -----     -----     ------     ------
Fixed charges:
     Interest expense...........................   $ 217     $ 225     $ 231     $  221     $  208
     Rental expense.............................      36        45        40         62         65
     Capitalized interest.......................       3        15        23         --         --
     Pre-tax earnings required to cover
       preferred dividend requirements(a).......      72        43        --         --         --
                                                   -----     -----     -----     ------     ------
Total fixed charges.............................   $ 328     $ 328     $ 294     $  283     $  273
                                                   -----     -----     -----     ------     ------
                                                   -----     -----     -----     ------     ------
Ratio of earnings to fixed charges..............      (b)    2.64x     2.68x      4.92x      4.78x
                                                   -----     -----     -----     ------     ------
                                                   -----     -----     -----     ------     ------

- - ---------

(a) Dividend requirement divided by 100% minus effective income tax rate.

(b) Additional income before income taxes and minority interest of $232 million would be necessary to attain a ratio of earnings to combined fixed charges and preferred dividends of 1.00x for the year ended December 31, 1993.

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